Exhibit 5.1

ATER WYNNE LLP

222 S.W. Columbia, Suite 1800

Portland, Oregon 97201

(503)226-1191 (phone)

(503)226-0079 (fax)

October 17, 2006

Board of Directors

Planar Systems, Inc.

1195 N.W. Compton Drive

Beaverton, OR 97006

Ladies and Gentlemen:

In connection with the registration of an additional 500,000 shares of common stock, no par value (the “Common Stock”), of Planar Systems, Inc., an Oregon corporation (the “Company”), under the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on October 18, 2006, and the proposed offer and sale of the Common Stock pursuant to the terms of the Amended and Restated Planar Systems, Inc. 1993 Stock Option Plan for Nonemployee Directors, as amended (the “Plan”), we have examined such corporate records, certificates of public officials and officers of the Company and other documents as we have considered necessary or proper for the purpose of this opinion.

Based on the foregoing and having regard to legal issues which we deem relevant, it is our opinion that the shares of Common Stock to be offered pursuant to the Plan, when such shares have been delivered against payment therefor as contemplated by the Plan, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the above-mentioned registration statement.

Very truly yours,

/s/ Ater Wynne
Ater Wynne LLP